QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.3

[DRINKER BIDDLE & REATH LLP LETTERHEAD]

October 1, 2003

Crown American Realty Trust
Pasquerilla Plaza
Johnstown, PA 15907

Pennsylvania Real Estate Investment Trust
The Bellevue
200 South Broad Street
Philadelphia, PA 19102

Ladies and Gentlemen:

        We have acted as counsel to Pennsylvania Real Estate Investment Trust (the "Trust"), a Pennsylvania business trust, in connection with the execution and delivery of the Agreement and Plan of Merger among the Trust, PREIT Associates, L.P., Crown American Realty Trust ("Crown") and Crown American Properties, L.P., dated May 13, 2003 (the "Merger Agreement"). This opinion letter is being furnished to you in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger Agreement. You have requested our opinion concerning certain federal income tax matters with respect to the Trust's qualification as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

        This opinion is based, in part, on certain representations contained in a representation letter made by the Trust dated September 24, 2003 (the "Representation Letter"). This opinion is also based upon the Code, Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this opinion. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. In addition, this opinion is based upon and relies on the opinion of Reed Smith LLP dated today stating that Crown has been organized and has operated in conformity with the requirements for qualification as a REIT for all taxable years since the taxable year ended December 31, 1993, that Crown's proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT, and that Crown American Properties, L.P. has been, since its formation, and continues to be, treated for federal income tax purposes as a partnership. Any changes to the foregoing might require a modification of our opinions contained herein. Furthermore, this opinion assumes that:

        1.     the merger under the Merger Agreement (the "Merger") will be consummated in accordance with the terms of the Merger Agreement and the other documents relating to the Merger;

        2.     during its taxable year ending December 31, 2003, the Trust has operated and will continue to operate in a manner that will make the representations as to the factual matters contained in the Representation Letter, true for such year;

        3.     the Trust will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

        4.     no action will be taken by the Trust or Crown, or any of its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        Any changes to the foregoing might require a modification of our opinions contained herein.

        Based on and subject to the foregoing, we are of the opinion that the Trust was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable years since the taxable year ended December 31, 1997, including the current taxable year and that, after giving effect to the Merger and the other transactions contemplated by the Merger

Agreement, the Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        In addition, based on and subject to the foregoing, we are of the opinion that PREIT Associates, L.P. was organized and has been properly treated as a partnership for federal income tax purposes for all taxable years since the taxable year ending December 31, 1997, and will continue to be so treated.

        Furthermore, in our opinion, the statements contained in the Registration Statement under the caption "Federal Income Tax Considerations to PREIT Shareholders," insofar as such statements purport to summarize matters of Unites States Federal income tax law or legal conclusions with respect thereto, fairly and accurately summarize the matters set forth therein; and the opinion of this firm set forth therein is hereby confirmed.

        We will not review on a continuing basis the Trust's compliance with the assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Trust's operations for its 2003 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

        We express no opinion with respect to the transactions described in the Merger Agreement other than those expressly set forth herein. This opinion represents our best legal judgement, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

        This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date thereof. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and the reference to our firm under the captions "Material Federal Income Tax Consequences Relating to the Merger" and "Federal Income Tax Considerations to PREIT Shareholders," in the joint proxy statement/prospectus contained therein. In giving this consent, however, we do not admit that we come within the categories of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                      Very truly yours,

                      /s/ Drinker Biddle & Reath LLP

                      DRINKER BIDDLE & REATH LLP

QuickLinks

  Exhibit 8.3